CANEUM, INC.
                              AMENDMENT NO. 3
                                     TO
                            CONSULTING AGREEMENT


     This Third Amendment (the "Amendment"), entered into this 25th day of September 2008, is to the Consulting Agreement effective December 31, 2006, as amended April 4, 2007, and April 23, 2007, (the "Agreement") by and between CANEUM, INC., a Nevada corporation, ("Caneum") and BURDOCK INC., a Saint Vincent & the Grenadines company ("Consultant").

                                  RECITALS:

     WHEREAS, the parties desire to amend the compensation arrangements under the Agreement; and

     WHEREAS, the parties desire to amend the Agreement as provided herein;

     NOW, THEREFORE, pursuant to section 15 of the Agreement, the parties hereto mutually agree to amend the Agreement as follows:

     1. Amendment to Provide for Annual Bonuses. Section 8.4 is hereby added to the Agreement to read as follows:

          8.4  Annual Bonuses.

               (i) Consultant will be eligible for an annual bonus tied to performance as measured by the net profit generated by Caneum India Pvt Ltd, formerly known as Continuum Systems Pvt Ltd and a wholly owned subsidiary of Caneum ("Caneum India"), which will include all of the Application Services business of Caneum India. The bonus will be a percentage of the net profit generated and will be payable from Caneum with 50% of the bonus payable in stock under Caneum's 2002 Stock Option/Stock Issuance Plan (the "Plan") and 50% payable in cash (USD). At the end of each year, the bonus formula will be adjusted for the subsequent year based on both the Caneum and Caneum India operating plans for the upcoming year. Consultant shall be eligible for such annual bonuses for fiscal years commencing the current fiscal year ending December 31, 2008.

               (ii) For the fiscal year ending December 31, 2008, the bonus formula shall be calculated as follows:

                    (a) 10% of the first US$100,000 of net profit (up to US$100,000), which would amount to US$10,000 if the net profit is US$100,000;

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                    (b)  15% of the next US$100,000 of Net Profit
          (US$101,000-US$200,000), which would be US$25,000 at a total net profit of US$200,000; and

                    (c) 20% of everything above US$200,000 in Net Profit (US$201,000+), which would be US$45,000 if Caneum India achieves a total net profit of US$300,000.

          Solely as an example, if Consultant had been eligible to receive an annual bonus for 2007, it would have received the following compensation:
For achieving the current level of US$150,000 in net profit, Consultant would have received total compensation computed as follows: US36,000 (current base) + US$17,500 = US$52,500. For 2008, the stretch goal will be US$300,000 in net profit generated by Caneum India which, if achieved, would increase Consultant's annual compensation to US$81,000.

               (iii) The following provisions shall be used by the parties in connection with the net profit calculation formula:

                    (a) Application development revenue shall consist of the worldwide revenue resulting from business fulfilled in India, which shall include all of the revenue recorded on Caneum India's books as well as application development revenue recorded on Caneum's books on an unconsolidated basis. All revenue shall be recorded in accordance with U.S. GAAP standards. All intercompany revenue shall be eliminated and all pre-billed revenue shall be deferred until earned.

                    (b) Application development expenses shall consist of the worldwide expenses incurred to send/fulfill business in India, which shall include all the expenses recorded on Caneum India's books as well as expenses related to application development recorded on Caneum's books on an unconsolidated basis. All expenses shall be recorded in accordance with U.S. GAAP standards. All intercompany expenses shall be eliminated. Examples of expenses recorded on Caneum's books to send/fulfill business in India shall include:
                      * The proportion of salaries of U.S. service providers utilized to send/fulfill business in India, such as Nambi;
                      * Current base payments (but not including any bonus payments) made out of the U.S. to other service providers, such as Consultant and Xact Ltd; and
                      * Other payments made out of the U.S. directly related to the Caneum India subsidiary, such as for audit, legal and incorporation fees.

               (iv) Caneum shall make cash bonus payments on a quarterly basis in USD by wire transfer to an account designated by Consultant. Stock certificates representing the stock portion of the bonus payments shall be mailed to Consultant at the address set forth in the

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Agreement.  Consultant shall execute and furnish to Caneum a Stock Grant Form used in connection with the Plan as a condition to delivery of each stock certificate to Consultant.

               (v) Bonus payments shall be made within 45 days from end of each calendar quarter, that is, the bonus earned for first quarter each year shall be paid on or before May 15th of such year, the bonus earned for second quarter shall be paid on or before August 15th of such year, the bonus earned for third quarter shall be paid on or before November 15th of such year, and the bonus earned for fourth quarter shall be paid on or before February 15th of the following year; provided, that if the due date for any payment shall occur on a non-business day in the State of California, the payment shall be due and payable not later than the next business day.

               (vi) Caneum Accounting shall make the calculations each quarter based on the provisions set forth herein and required input from Caneum and shall submit such calculations to Caneum's president for approval not less than 10 business days prior to the bonus payment due date.

               (vii) Any excess bonus payment on an annual calendar basis shall be adjusted against future monthly consultancy fees payable pursuant to this Agreement and/or quarterly bonuses payable pursuant to this Section 8.4.

     2. Remainder of Agreement. Except as amended hereby, the Agreement shall continue to be, and shall remain, in full force and effect. Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which Caneum may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     3. Incorporation by Reference. The terms of the Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment the respective day and year set forth below to be effective as of the day and year first written above.

CANEUM:                                 CANEUM, INC.

Date:  September 20, 2008               By: /s/ Suki Mudan
                                        Name:  Suki Mudan
                                        Title:  President

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

CONSULTANT:                             BURDOCK INC.

Date:  September 29, 2008               By: /s/ Scapa Directors Inc.
                                        Name:  Scapa Directors Inc.
                                        Title:  Director, BURDOCK INC


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